Exhibit 3.7

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EVOLUS, INC.
a Delaware corporation

Evolus, Inc., a Delaware corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on February 21, 2013, as amended by that Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on January 5, 2018 (as amended, the “Amended and Restated Certificate of Incorporation”), directing that said amendment be submitted to the stockholders of the Corporation for consideration. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that Article FOURTH of the Amended and Restated Certificate of Incorporation be amended in its entirety to read as follows:
“FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is (i) 20,000,000 shares of Common Stock, $0.00001 par value per share (“Common Stock”), and (ii) 2,500,000 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”). Upon the filing and effectiveness of this Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, every one issued and outstanding share of Common Stock (including each share of treasury stock, if any) shall without further action by the Corporation or the holder thereof be split into and automatically become 1.6527 shares of Common Stock. The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in this Amended and Restated Certificate of Incorporation.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.”

SECOND: That thereafter, the holders of the necessary number of shares of capital stock of the Corporation gave their written consent in favor of the foregoing amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Evolus, Inc. has caused this Certificate of Amendment to be executed by a duly authorized officer of Evolus, Inc. on this 26th day of January, 2018.

/s/ Murthy Simhambhatla, Ph.D.
Murthy Simhambhatla, Ph.D.
Chief Executive Officer